Exhibit 4.2
FOOTHILLS RESOURCES, INC.
2007 EQUITY INCENTIVE PLAN

FOOTHILLS RESOURCES, INC.
2007 EQUITY INCENTIVE PLAN

i	Foothills Resources, Inc. 2007 Equity Incentive Plan

FOOTHILLS RESOURCES, INC.
2007 EQUITY INCENTIVE PLAN
Section 1 General Purpose of Plan and Eligibility
     1.1 General Purpose. The name of this plan is the Foothills Resources, Inc. 2007 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to enable Foothills Resources, Inc., a Nevada corporation (the “Company”), and any Affiliate to obtain and retain the services of the types of Employees, Consultants and Directors who will contribute to the Company’s long range success and to provide incentives linked directly to increases in share value that will inure to the benefit of all shareholders of the Company.
     1.2 Eligible Award Recipients. The persons eligible to receive Awards are the Employees, Consultants and Directors of the Company and its Affiliates.
     1.3 Available Awards. The purpose of the Plan is to provide a means by which eligible recipients of Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of one or more of the following Awards: (a) Incentive Stock Options, (b) Nonstatutory Stock Options, (c) Restricted Awards (Restricted Stock and Restricted Stock Units), (d) Performance Awards and (e) Stock Appreciation Rights.
Section 2 Definitions
     For purposes of the Plan, the following terms shall be defined as set forth below:
     2.1 “409A Award” means an Award that is considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Section 8 of this Plan.
     2.2 “Administrator” means the Board or the Committee appointed by the Board in accordance with Section 3.5.
     2.3 “Affiliate” means any Parent or Subsidiary of the Company, whether now or hereafter existing.
     2.4 “Award” means any right granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Award (Restricted Stock and Restricted Stock Units), a Performance Award, a Stock Appreciation Right and a 409A Award.
     2.5 “Award Agreement” means a written agreement between the Company and a holder of an Award evidencing the terms and conditions of an individual Award grant. Each Award Agreement shall be subject to the terms and conditions of the Plan.
     2.6 “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable

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or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
     2.7 “Board” means the Board of Directors of the Company.
     2.8 “Cashless Exercise” has the meaning set forth in Section 6.4.
     2.9 “Cause” means (a) with respect to any Participant who is a party to an employment or service agreement or employment policy manual with the Company or an Affiliate where such agreement or policy manual provides a definition of Cause (or other similar term), as defined therein; and (b) with respect to any other Participant, (i) any material breach by the Participant of any agreement to which the Participant and the Company or an Affiliate are parties; (ii) any continuing act or omission by the Participant which may have a material and adverse effect on the Company’s business or on the Participant’s ability to perform services for the Company or an Affiliate, including, without limitation, the commission of any crime (other than minor traffic violations); (iii) any material misconduct or material neglect of duties by the Participant in connection with the business or affairs of the Company or an Affiliate; or (v) as otherwise provided in the Award Agreement. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.
     2.10 “Change in Control” means:
          2.10.1 The direct or indirect sale, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);
          2.10.2 The Incumbent Directors cease for any reason to constitute at least a majority of the Board;
          2.10.3 The adoption of a plan relating to the liquidation or dissolution of the Company;
          2.10.4 Any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); or
          2.10.5 The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (1) 50% or more of the total voting power of (i) the Surviving Entity, or (ii) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Entity, is represented by Company Voting Securities that were outstanding

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immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (2) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Entity) and (3) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (1), (2) and (3) above shall be deemed to be a “Non-Qualifying Transaction”).
     The foregoing notwithstanding, a transaction shall not constitute a Change in Control if (i) its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (ii) it constitutes an initial or a secondary public offering that results in any security of the Company being listed (or approved for listing) on any securities exchange or designated (or approved for designation) as a national market security on an interdealer quotation system; (iii) it constitutes a change in Beneficial Ownership that results from a change in ownership of an existing shareholder; or (iv) solely because 50% or more of the total voting power of the Company’s then outstanding securities is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit Plans of the Company or any Affiliate, or (B) any company which, immediately prior to such Business Combination, is owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of stock in the Company immediately prior to such acquisition.
     2.11 “Code” means the Internal Revenue Code of 1986, as amended.
     2.12 “Committee” means a committee of one or more members of the Board designated by the Board to administer the Plan.
     2.13 “Common Stock” or “Stock” means the common stock, par value $0.001 per share, of the Company.
     2.14 “Company” means Foothills Resources, Inc., a Nevada corporation (or any successor corporation).
     2.15 “Consultant” means any natural person who provides bona fide services to the Company or an Affiliate as a consultant or an advisor; provided that such services are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

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     2.16 “Covered Employee” means the Chief Executive Officer and the four other highest compensated Officers of the Company for whom total compensation is or would be required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.
     2.17 “Date of Grant” means, provided the key terms and conditions of the Award are communicated to the Participant within a reasonable period of time following the Administrator’s action, the date on which the Administrator adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award and from which the Participant begins to benefit from or be adversely affected by subsequent changes in the Fair Market Value of the Company Common Stock or, if a subsequent date is set forth in such resolution or determined by the Administrator as the Date of Grant, then such date as is set forth in such resolution. In any situation where the terms of the Award are subject to negotiation with the Participant, the Date of Grant shall not be earlier than the date the key terms and conditions of the Award are communicated to the Participant.
     2.18 “Detrimental Activity” means:
          2.18.1 The disclosure to anyone outside the Company or any Affiliate, or the use in other than the Company’s or any Affiliate’s business, without written authorization from the Company, of any confidential information or proprietary information, relating to the business of the Company or any Affiliate, acquired by a Participant before the Participant’s termination of Service;
          2.18.2 Activity while employed that results, or if known could result, in the Participant’s termination of Service for Cause;
          2.18.3 Any attempt, directly or indirectly, to solicit, induce or hire (or the identification for solicitation, inducement or hire) any non-clerical Employee of the Company or any Affiliate to be employed by, or to perform services for, the Participant or any person or entity with which the Participant is associated (including, but not limited to, due to the Participant’s employment by, consultancy for, equity interest in, or creditor relationship with such person or entity) or any person or entity from which the Participant receives direct or indirect compensation or fees as a result of such solicitation, inducement or hire (or the identification for solicitation, inducement or hire) without, in all cases, written authorization from the Chief Executive Officer or the General Counsel of the Company (no other person shall have authority to provide the Participant with such authorization);
          2.18.4 Any direct or indirect attempt to induce any current or prospective customer of the Company or any Affiliate to breach a contract with the Company or Affiliate;
          2.18.5 The Participant’s disparagement, or inducement of others to do so, of the Company or any Affiliate or their past and present Officers, Directors, Employees or products;
          2.18.6 Engaging in any conduct constituting unfair competition; or

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          2.18.7 Any other conduct or act determined by the Administrator, in its sole discretion, to be injurious, detrimental or prejudicial to any interest of the Company or any Affiliate.
     2.19 “Director” means a member of the Board.
     2.20 “Disability” means that the Optionholder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.6 hereof, the term Disability has the meaning ascribed to it under Code Section 22(e)(3). The determination of whether an individual has a Disability shall be determined under procedures established by the Administrator. Except in situations where the Administrator is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.6 hereof within the meaning of Code Section 22(e)(3), the Administrator may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.
     2.21 “Effective Date” means [                    ], 2007, the date the Board adopted the Plan.
     2.22 “Eligible Person” means an Employee, Consultant or Director of the Company or any Affiliate.
     2.23 “Employee” means an individual who is a common-law employee of the Company or an Affiliate.
     2.24 “Employer Corporation” has the meaning set forth in the definition of Parent.
     2.25 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     2.26 “Exercise Price” has the meaning set forth in Section 6.3 hereof.
     2.27 “Fair Market Value” means, as of any given date, the value of the Common Stock determined using a method consistent with the definition of fair market value found in Section 409A of the Code and any regulations or regulatory interpretations promulgated thereunder and in effect as of such date, and, where possible, will be determined using a method that is a presumptively reasonable valuation method under the Code and the regulations as determined below.
          2.27.1 The Fair Market Value on the date of the Company’s initial public offering of its Common Stock shall be the initial price to the public on such date.
          2.27.2 After the date of the Company’s initial public offering of its Common Stock, if the Company’s shares of Common Stock are readily tradable on an established securities market and which closing prices are reported on any date, Fair Market Value may be determined based upon the last sale before or the first sale after the Award, the closing price on the trading day before or the trading day of the Award, or may be based upon an average selling price during a specified period that is within 30 days before or 30 days after the Award, provided that the commitment to grant the stock rights based on such valuation method must be

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irrevocable before the beginning of the specified period, and such valuation method must be used consistently for grants of stock rights under the same and substantially similar programs.
          2.27.3 If the Company’s shares of Common Stock are readily tradable on an established securities market but closing prices are not reported, Fair Market Value may be determined based upon the average of the highest bid and lowest asked prices of the Common Stock reported on the trading day before or the trading day of the Award, or may be based upon an average of the highest bid and lowest asked prices during a specified period that is within 30 days before or 30 days after the Award, provided that the commitment to grant the stock rights based on such valuation method must be irrevocable before the beginning of the specified period, and such valuation method must be used consistently for grants of stock rights under the same and substantially similar programs.
          2.27.4 If the Common Stock is not readily tradable on an established securities market, the Fair Market Value shall be determined in good faith by the Administrator through the reasonable application of a reasonable valuation method based on the facts and circumstances as of the valuation date, including by an independent appraisal that meets the requirements of Code Section 401(a)(28)(C) and the regulations promulgated thereunder as of a date that is no more than 12 months before the relevant transaction to which the valuation is applied (for example, the grant date of a stock option) and such determination shall be conclusive and binding on all persons.
     2.28 “Form S-8” has the meaning set forth in Section 5.4.2.
     2.29 “Free Standing Rights” has the meaning set forth in Section 7.3.1.
     2.30 “First Refusal Right” has the meaning set forth in Section 10.7 hereof.
     2.31 “Incentive Stock Option” means a Stock Option intended to qualify as an “incentive stock option” as that term is defined in Section 422(b) of the Code.
     2.32 “Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.
     2.33 “Listing Date” means the first date upon which any security of the Company is required to be registered under Section 12 of the Exchange Act and is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation.
     2.34 “Market Stand-Off” has the meaning set forth in Section 10.4.

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     2.35 “Non-Employee Director” means a Director who is not an Employee of the Company or any Affiliate, who meets the requirements of such term as defined in Rule 16b-3.
     2.36 “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
     2.37 “Offeree” means a Participant who is granted a Purchase Right pursuant to the Plan.
     2.38 “Officer” means (a) before the Listing Date, any person designated by the Company as an officer and (b) on and after the Listing Date, a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
     2.39 “Optionholder” means a Participant who is granted a Stock Option pursuant to the Plan.
     2.40 “Outside Director” means a member of the Board who is not an Employee of the Company, a Parent or Subsidiary, who satisfies the requirements of such term as defined in Treasury Regulations (26 Code of Federal Regulation Section 1.162-27(e)(3)).
     2.41 “Parent” means any corporation other than the corporation employing the Participant (the “Employer Corporation”) in an unbroken chain of corporations ending with the Employer Corporation, if each of the corporations other than the Employer Corporation owns 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
     2.42 “Participant” means any Eligible Person selected by the Administrator, pursuant to the Administrator’s authority in 2.67, to receive an Award.
     2.43 “Performance Award” means an Award granted pursuant to Section 7.2.
     2.44 “Permitted Transferee” has the meaning set forth in Section 6.9.2 hereof.
     2.45 “Plan” means this Foothills Resources, Inc. 2007 Equity Incentive Plan.
     2.46 “Purchase Price” has the meaning set forth in Section 7.1.1.
     2.47 “Related Rights” has the meaning set forth in Section 7.3.1.
     2.48 “Restricted Award” means any Award granted pursuant to Section 7.1, including Restricted Stock and Restricted Stock Units.
     2.49 “Restricted Period” has the meaning set forth in Section 7.1.
     2.50 “Restricted Stock” has the meaning set forth in Section 7.1.

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     2.51 “Restricted Stock Unit” means a hypothetical Common Stock unit having a value equal to the Fair Market Value of an identical number of shares of Common Stock as determined in Section 7.1.
     2.52 “Right of Repurchase” means the Company’s option to repurchase unvested Common Stock acquired under the Plan upon the Participant’s termination of Service pursuant to Section 7.1.3.
     2.53 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
     2.54 “Rule 701” has the meaning set forth in Section 5.4.1.
     2.55 “SAR Amount” has the meaning set forth in Section 7.3.9.
     2.56 “SAR Exercise Price” has the meaning set forth in Section 7.3.2.
     2.57 “SEC” means the Securities and Exchange Commission.
     2.58 “Securities Act” means the Securities Act of 1933, as amended.
     2.59 “Service” means service as an Employee, Director or Consultant.
     2.60 “Six Months Holding Period” has the meaning set forth in Section 10.6.
     2.61 “Stock Appreciation Right” means the right pursuant to an Award granted under Section 7.3 to receive an amount equal to the excess, if any, of (A) the Fair Market Value, as of the date such Stock Appreciation Right or portion thereof is surrendered, of the shares of Stock covered by such right or such portion thereof, over (B) the aggregate SAR Exercise Price of such right or such portion thereof.
     2.62 “Stock for Stock Exchange” has the meaning set forth in Section 6.4.
     2.63 “Stock Option” or “Option” means an option to purchase shares of Stock granted pursuant to Section 6.
     2.64 “Stock Option Agreement” has the meaning set forth in Section 6.1.
     2.65 “Subsidiary” means any corporation (other than the Employer Corporation) in an unbroken chain of corporations beginning with the Employer Corporation, if each of the corporations other than the last corporation in the unbroken chain owns 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
     2.66 “Surviving Entity” means the Company if immediately following any merger, consolidation or similar transaction, the holders of outstanding voting securities of the Company immediately prior to the merger or consolidation own equity securities possessing more than

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50% of the voting power of the entity existing following the merger, consolidation or similar transaction. In all other cases, the other entity to the transaction and not the Company shall be the Surviving Entity. In making the determination of ownership by the shareholders of a entity immediately after the merger, consolidation or similar transaction, equity securities which the shareholders owned immediately before the merger, consolidation or similar transaction as shareholders of another party to the transaction shall be disregarded. Further, outstanding voting securities of an entity shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote.
     2.67 “Ten Percent Shareholder” means a person who on the Date of Grant owns, either directly or through attribution as provided in Section 424 of the Code, Stock constituting more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.
Section 3 Administration
     3.1 Administrator. The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee, as provided in Section 3.5.
     3.2 Powers in General. The Administrator shall have the power and authority to grant Awards to Eligible Persons, pursuant to the terms of the Plan.
     3.3 Specific Powers. In particular, the Administrator shall have the authority:
          3.3.1 to construe and interpret the Plan, Award Agreements and any other documents related to Awards, and apply the provisions thereof;
          3.3.2 to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan and to the specific requirements of local laws and practice, including rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates, and adopting of sub-plans and Plan addenda as the Administrator deems desirable to accommodate foreign laws;
          3.3.3 to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
          3.3.4 to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve Covered Employees or “insiders” within the meaning of Section 16 of the Exchange Act, provided such delegation is pursuant to a resolution that specifies the total number of shares of Common Stock that may be subject to Awards by such Officer and such Officer may not make an Award to himself or herself;
          3.3.5 to determine when Awards are to be granted under the Plan;
          3.3.6 from time to time to select, subject to the limitations set forth in this Plan, those Eligible Persons to whom Awards shall be granted;

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          3.3.7 to determine the number of shares of Common Stock to be made subject to each Award;
          3.3.8 to determine whether each Stock Option is to be an Incentive Stock Option or a Nonstatutory Stock Option;
          3.3.9 to prescribe the terms and conditions of each Award, including the Purchase Price or Exercise Price, medium of payment, vesting provisions and Right of Repurchase provisions, and to specify the provisions of the Award Agreement relating to such grant or sale;
          3.3.10 to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, the Purchase Price or Exercise Price, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award, such amendment shall also be subject to the Participant’s consent (provided, however, a cancellation of an Award where the Participant receives consideration equal in value to the Fair Market Value of the vested Award or, in the case of vested Stock Options, the difference between the Fair Market Value of the Stock subject to an Option and the Exercise Price, shall not constitute an impairment of the Participant’s rights that requires consent);
          3.3.11 to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their Service for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;
          3.3.12 to make decisions with respect to outstanding Awards that may become necessary upon a Change in Control or an event that triggers capitalization adjustments under Section 10.1 of the Plan; and
          3.3.13 to exercise discretion to make any and all other determinations that may be necessary or advisable for administration of the Plan.
     3.4 Decisions Final. All decisions made by the Administrator pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious. The Administrator’s decisions need not be uniform and may be made electively among Participants.
     3.5 The Committee
          3.5.1 General. The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Administrator shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the

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provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.
          3.5.2 Committee Composition when Stock is Registered. At such time as the Common Stock is required to be registered under Section 12 of the Exchange Act, in the discretion of the Board, a Committee may consist solely of two or more Non-Employee Directors who are also Outside Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 and/or Section 162(m) of the Code. However, if the Board intends to satisfy such exemption requirements, with respect to Awards to any Covered Employee and with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors who are also Outside Directors. Within the scope of such authority, the Board or the Committee may (i) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to Eligible Persons who are either (A) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (B) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (ii) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to Eligible Persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an option is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.
     3.6 Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by applicable law, the Administrator shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Administrator may be party by reason of any action taken or failure to act under or in connection with the Plan or any option granted under the Plan, and against all amounts paid by the Administrator in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Administrator in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Administrator did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, and in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful;

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provided, however, that within 60 days after institution of any such action, suit or proceeding, such Administrator or Committee member shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.
     3.7 Repricing Prohibited. Subject to the capital adjustment provisions contained in Section 10.1 hereof and notwithstanding Section Error! Reference source not found. hereof, without the prior approval of the Company’s shareholders, the Administrator shall not cause the cancellation, substitution or amendment of an Option or a Stock Appreciation Right that would have the effect of reducing the exercise price of an Option or a Stock Appreciation Right previously granted under the Plan, or otherwise approve any modification to such Option or Stock Appreciation Right that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the primary securities exchange upon which the Company’s Common Stock is traded, including without limitation a repricing resulting from a repurchase or other payment attributable to the cancellation of an Option or a Stock Appreciation Right at a time when the Fair Market Value of the Common Stock underlying such Award is less than the exercise price.
Section 4 Shares Subject To the Plan
     4.1 Share Reserve. Subject to the provisions of Section 10.1 relating to adjustments upon changes in Stock, the maximum aggregate amount of Stock that may be issued upon exercise of all Awards under the Plan shall not exceed 5,000,000 shares of Common Stock, all of which may be used for Incentive Stock Options or any other Award. Awards for fractional shares of Common Stock may not be issued under the terms of the Plan.
     4.2 Reversion of Shares to the Share Reserve. If any Award shall for any reason expire or otherwise terminate, in whole or in part, the shares of Stock not acquired under such Award shall revert to and again become available for issuance under the Plan. If shares of Stock issued under the Plan are reacquired by the Company pursuant to the terms of any forfeiture provision, including the Right of Repurchase of unvested Stock under Section 7.1.3, such shares shall again be available for purposes of the Plan. Notwithstanding the foregoing, upon exercise of a stock-settled Stock Appreciation Right, the number of shares subject to the Award shall be counted against the maximum aggregate number of shares of Common Stock which may be issued upon exercise of all Awards under the Plan as provided above, on the basis of one share for every share subject thereto, regardless of the number of shares used to settle the Stock Appreciation Right upon exercise. Any Awards or portions thereof that are settled in cash and not in shares of Common Stock shall not be counted against the foregoing maximum share limitations.
     4.3 Source of Shares. The shares of Stock subject to the Plan may be authorized but unissued Common Stock, shares held in the Company’s treasury, or Common Stock reacquired by purchase from shareholders, pursuant to any forfeiture provision or otherwise.
Section 5 Eligibility
     5.1 Eligibility for Specific Awards. Eligible Persons who are selected by the Administrator shall be eligible to be granted Awards subject to limitations set forth in this Plan;

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provided, however, that only Employees shall be eligible to be granted Incentive Stock Options. If an Optionholder changes status from Employee to Consultant or Non-Employee Director, any Incentive Stock Option held by such Optionholder shall be treated as a Nonstatutory Stock Option beginning on the first day of the third month following such change of status.
     5.2 Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value of the Common Stock at the Date of Grant and the Option is not exercisable after the expiration of five years from the Date of Grant.
     5.3 Section 162(m) Limitation. Subject to the provisions of Section 10.1 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Awards covering more than [1,000,000] shares during any fiscal year, except that in connection with his or her initial service an Employee may be eligible to be granted Awards covering up to an additional [1,000,000] shares. This Section 5.3 shall not apply before the Listing Date and, following the Listing Date, this Section 5.3 shall not apply until (a) the earliest of: (i) the first material modification of the Plan (including any increase in the number of shares of Stock reserved for issuance under the Plan in accordance with Section 4.1); (ii) the issuance of all of the shares of Stock reserved for issuance under the Plan; (iii) the expiration of the Plan; or (iv) the first meeting of shareholders at which Directors are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security under Section 12 of the Exchange Act; or (b) such other date as may be required by Code Section 162(m) and the rules and regulations promulgated thereunder.
     5.4 Consultants
          5.4.1 Eligibility before the Listing Date. Prior to the Listing Date, a Consultant shall not be eligible for the grant of an Award if, at the time of grant, either the offer or the sale of the Company’s securities to such Consultant is not exempt under Rule 701 of the Securities Act (“Rule 701”) because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by Rule 701, unless the Company determines that such grant need not comply with the requirements of Rule 701 and will satisfy another exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions.
          5.4.2 Eligibility From and After the Listing Date. From and after the Listing Date, a Consultant shall not be eligible for the grant of an Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company (i.e., capital raising), or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

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     5.5 Directors. Each Director of the Company shall be eligible to receive discretionary grants of Awards under the Plan.
Section 6 Terms and Conditions of Options
     6.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionholder and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Administrator deems appropriate for inclusion in a Stock Option Agreement. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code and Section 8 of the Plan. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:
     6.2 Number of Shares. Each Stock Option Agreement shall specify the number of shares of Stock that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 10.1, hereof.
     6.3 Exercise Price.
          6.3.1 In General. Each Stock Option Agreement shall state the price at which shares subject to the Stock Option may be purchased (the “Exercise Price”).
          6.3.2 Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 6.3.4 regarding Ten Percent Shareholders, the Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Date of Grant. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.
          6.3.3 Exercise Price of a Nonstatutory Stock Option.
               (i) Subject to the provisions of Section 6.3.4 regarding Ten Percent Shareholders, the Exercise Price of each Nonstatutory Stock Option shall be not less than 100% of the Fair Market Value of the Stock subject to the Option on the Date of Grant; provided, however, any Nonstatutory Stock Option granted with an Exercise Price less than 100% of the Fair Market Value of the Stock subject to the Option on the Date of Grant shall satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code, in accordance with Section 6.15 and Section 8 hereof.

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               (ii) Unless a determination is made by counsel for the Company that Section 25102(o) of the California Corporations Code no longer requires or another exemption from qualification under the California Corporations Code applies which does not require, a Nonstatutory Stock Option may not be granted with an Exercise Price lower than 85% of the Fair Market Value of the Stock subject to the Option on the Date of Grant.
               (iii) Notwithstanding anything to the contrary herein, a Nonstatutory Stock Option may be granted with an Exercise Price lower than that set forth in this Section 6.3.3 if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code as if the Option were a statutory option.
          6.3.4 Ten Percent Shareholder. A Ten Percent Shareholder shall not be granted a Stock Option unless (i) in the case of an Incentive Stock Option, the Exercise Price is at least 110% of the Fair Market Value of a share on the Date of Grant and such Incentive Stock Option by its terms is not exercisable after the expiration of five years from the Date of Grant; or (ii) in the case of a Nonstatutory Stock Option, unless a determination is made by counsel for the Company that Section 25102(o) of the California Corporations Code no longer requires or another exemption from qualification under the California Corporations Code applies which does not require, the Exercise Price is at least 110% of the Fair Market Value of a share on the Date of Grant.
          6.3.5 Non-Applicability. The Exercise Price restriction applicable to Nonstatutory Stock Options required by Section 6.3.3(ii) and Section 6.3.4(ii) shall be inoperative if (i) the shares to be issued upon payment of the Exercise Price have been registered under a then currently effective registration statement under applicable federal securities laws and the Company (a) is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or becomes an investment company registered or required to be registered under the Investment Company Act of 1940, and (b) the Company’s securities become traded on a national securities exchange or national market system as described in Section 18(b) of the Securities Act; or (ii) a determination is made by counsel for the Company that such Exercise Price restrictions are not required in the circumstances under applicable federal or state securities laws.
     6.4 Consideration. The Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either:
          6.4.1 in cash or by certified or bank check at the time the Option is exercised; or
          6.4.2 in the discretion of the Administrator, upon such terms as the Administrator shall approve:
               (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the exercise price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock

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that have been held for more than six months (or such other period as may be required to avoid a charge to earnings for financial accounting purposes) that have a Fair Market Value on the date of attestation equal to the exercise price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”);
               (ii) during any period for which the Common Stock is readily tradable on an established securities market, i.e., it is listed on any national securities exchange or traded on any recognized securities market system, by a copy of instructions to a broker directing such broker to sell the Common Stock for which such Option is exercised, and to remit to the Company the aggregate Exercise Price of such Options (a “Cashless Exercise”); or
               (iii) in any other form of legal consideration that may be acceptable to the Administrator, including without limitation with a full-recourse promissory note; provided, however, if applicable law requires, the par value (if any) of Common Stock, if newly issued, shall be paid in cash or cash equivalents. Any Common Stock acquired upon exercise with a promissory note shall be pledged as security for payment of the principal amount of the promissory note and interest thereon. The interest rate payable under the terms of the promissory note shall not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Administrator (in its sole discretion) shall specify the term, interest rate, amortization requirements (if any) and other provisions of such note. Unless the Administrator determines otherwise, shares of Common Stock having a Fair Market Value at least equal to the principal amount of any such loan shall be pledged by the holder to the Company as security for payment of the unpaid balance of the loan and such pledge shall be evidenced by a pledge agreement, the terms of which shall be determined by the Administrator, in its discretion; provided, however, that each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded, i.e., it is listed on any national securities exchange or traded in any recognized securities market system, an exercise with a promissory note or other transaction by a Director or executive officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, or an Affiliate in violation of Section 402(a) of the Sarbanes-Oxley Act (codified as Section 13(k) of the Exchange Act) shall be prohibited with respect to any Award under this Plan. Unless otherwise provided in the terms of an Option Agreement, payment of the exercise price by a Participant who is an officer, director or other “insider” subject to Section 16(b) of the Exchange Act in the form of a Stock for Stock Exchange is subject to pre-approval by the Administrator, in its sole discretion. Any such pre-approval shall be documented in a manner that complies with the specificity requirements of Rule 16b-3, including the name of the Participant involved in the transaction, the nature of the transaction, the number of shares to be acquired or disposed of by the Participant and the material terms of the Options involved in the transaction.

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     6.5 Vesting and Exercisability. Each Stock Option Agreement shall specify the date or dates when all or any installment of the Option becomes exercisable. Unless a determination is made by counsel for the Company that Section 25102(o) of the California Corporations Code no longer requires or another exemption from qualification under the California Corporations Code applies which does not require, an Option granted to an Optionholder who is not an officer of the Company, a Director or a Consultant shall become exercisable at least as rapidly as 20% per year over the five-year period commencing on the Date of Grant. Subject to the preceding sentence, the exercise provisions of any Stock Option Agreement shall be determined by the Administrator, in its sole discretion.
     6.6 Term
          6.6.1 The Stock Option Agreement shall specify the term of the Option. No Option shall be exercised after the expiration of 10 years after the Date of Grant. In the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the Incentive Stock Option shall not be exercised after the expiration of five years after the date the Incentive Stock Option is granted. Unless otherwise provided in the Stock Option Agreement, no Option may be exercised (i) three months after the date the Optionholder’s Service with the Company and its Affiliates terminates if such termination is for any reason other than death, Disability or Cause, (ii) one year after the date the Optionholder’s Service with the Company and its Affiliates terminates if such termination is a result of death or Disability, and (iii) if the Optionholder’s Service with the Company and its Affiliates terminates for Cause, all outstanding Options granted to such Optionholder shall expire as of the commencement of business on the date of such termination. The Administrator may, in its sole discretion, waive the accelerated expiration provided for in (i) or (ii). Outstanding Options that are not exercisable at the time of termination of Service for any reason shall expire at the close of business on the date of such termination.
          6.6.2 Unless the Optionholder’s Service with the Company or any Affiliate is terminated for Cause, in no event may the right to exercise any Option in the event of termination of Service be (i) less than six months from the date of termination if termination was caused by death or Disability and (ii) less than 30 days from the date of termination if termination was caused by other than death or Disability.
          6.6.3 The provisions of Section 6.6.2 may not (i) allow any Option to be exercised after the expiration of ten years after the Date of Grant or (ii) preclude a Ten Percent Shareholder from receiving an Incentive Stock Option satisfying the requirements of Section 422(c)(5) of the Code, including without limitation, that such Incentive Stock Option by its terms not be exercisable after the expiration of five years from the Date of Grant.
     6.7 Withholding Taxes. As a condition to the exercise of an Option, the Optionholder shall make such arrangements as the Board may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise or with the disposition of shares acquired by exercising an Option.
     6.8 Leaves of Absence. For purposes of Section 6.6 above, to the extent required by applicable law, Service shall be deemed to continue while the Optionholder is on a bona fide leave of absence. To the extent applicable law does not require such a leave to be deemed to

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continue while the Optionholder is on a bona fide leave of absence, such leave shall be deemed to continue if, and only if, expressly provided in writing by the Administrator or a duly authorized Officer of the Company, Parent or Subsidiary for whom Optionholder provides his or her services.
     6.9 Transferability
          6.9.1 Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.
          6.9.2 Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option may, in the sole discretion of the Administrator, be transferable to a Permitted Transferee upon written approval by the Administrator, to the extent provided in the Option Agreement. A “Permitted Transferee” means: (a) a transfer by gift or domestic relations order to a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; (b) third parties designated by the Administrator in connection with a program established and approved by the Administrator pursuant to which Participants may receive a cash payment or other consideration in consideration for the transfer of such Nonstatutory Stock Option; and (c) such other transferees as may be permitted by the Administrator in its sole discretion. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.
          6.9.3 Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.
     6.10 Modification, Extension and Assumption of Options. Within the limitations of the Plan, the Administrator may modify, extend or assume outstanding Options (whether granted by the Company or another issuer) or may accept the cancellation of outstanding Options (whether granted by the Company or another issuer) in return for the grant of new Options for the same or a different number of shares and at the same or a different Exercise Price. Without limiting the foregoing, the Administrator may amend a previously granted Option to fully accelerate the exercise schedule of such Option and provide that upon the exercise of such Option, the Optionholder shall receive shares of Restricted Stock that are subject to repurchase by the Company at the lesser of (i) the Exercise Price paid for the Option or (ii) the Fair Market Value of the shares of Stock underlying the Option in accordance with Section 7.1.4 with such Company’s Right of Repurchase at such price lapsing at the same rate as the exercise provisions set forth in Optionholder’s Stock Option Agreement. The foregoing notwithstanding, no

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modification of an Option shall, without the consent of the Optionholder, impair the Optionholder’s rights or increase the Optionholder’s obligations under such Option. However, a termination of the Option in which the Optionholder receives a cash payment equal to the difference between the Fair Market Value and the Exercise Price for all shares subject to exercise under any outstanding Option shall not be deemed to impair any rights of the Optionholder or increase the Optionholder’s obligations under such Option.
     6.11 Extension of Termination Date. An Optionholder’s Stock Option Agreement may also provide that if, following the termination of the Optionholder’s Service for any reason other than Cause, death or Disability, the exercise of the Option would be prohibited at any time because the issuance of shares of Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or any recognized securities market system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.6 or (b) the expiration of a period after termination of the Optionholder’s Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.
     6.12 Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Stock with respect to which Incentive Stock Options become exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.
     6.13 Early Exercise. The Stock Option Agreement may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Service terminates to exercise the Option as to any part or all of the shares of Stock subject to the Option prior to the full vesting of the Option. In such case, the shares of Stock acquired on exercise shall be subject to the vesting schedule that otherwise would apply to determine the exercisability of the Option. Any unvested shares of Common Stock so purchased may be subject to any other restriction the Administrator determines to be appropriate.
     6.14 Reload Options. At the discretion of the Administrator, the Stock Option Agreement may include a “reload” feature pursuant to which an Optionholder exercising an Option by the delivery of a number of shares of Stock in accordance with Section 6.4.2(i) hereof would automatically be granted an additional Option (with an Exercise Price equal to the Fair Market Value of the Stock on the date the additional Option is granted and with the same expiration date as the original Option being exercised, and with such other terms as the Administrator may provide) to purchase that number of shares of Common Stock equal to the number delivered in a Stock for Stock Exchange of the original Option.
     6.15 Additional Requirements under Section 409A. Each Stock Option Agreement shall include a provision whereby, notwithstanding any provision of the Plan or the Option Agreement to the contrary, the Option shall satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code, in accordance with Section 8 hereof, in the event any Option under this Plan is granted with an Exercise Price less than Fair

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Market Value of the Common Stock subject to the Option on the Date of Grant (regardless of whether or not such Exercise Price is intentionally or unintentionally priced at less than Fair Market Value, or is materially modified at a time when the Fair Market Value exceeds the Exercise Price), or is otherwise determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code.
Section 7 Provisions of Awards Other Than Options
     7.1 Restricted Awards. A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Administrator shall determine. Each Restricted Award shall be in such form and shall contain such terms, conditions and Restricted Periods as the Administrator shall deem appropriate, including the treatment of dividends or dividend equivalents, as the case may be. The Administrator in its discretion may provide for an acceleration of the end of the Restricted Period in the terms of any Restricted Award, at any time, including in the event a Change in Control occurs. The terms and conditions of the Restricted Award may change from time to time, and the terms and conditions of separate Restricted Awards need not be identical, but each Restricted Award shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
          7.1.1 Purchase Price. The purchase price of Restricted Awards, if any, shall be determined by the Administrator, and may be stated as cash, property or prior services. Each Restricted Award Agreement shall state the price at which the Stock subject to such Award Agreement may be purchased (the “Purchase Price”), which shall be determined in the sole discretion of the Administrator; provided, however, that the Purchase Price shall be no less than 85% of the Fair Market Value of the shares of Stock on either the Date of Grant or the date of purchase of the Stock. A Ten Percent Shareholder shall not be eligible for designation as a Participant unless the Purchase Price (if any) is at least 100% of the Fair Market Value of a Share. The Purchase Price restrictions required herein shall be inoperative if (i) the Stock to be issued upon payment of the Purchase Price have been registered under a then currently effective registration statement under applicable federal securities laws, the issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and the Stock is readily tradable on a national securities exchange or any recognized securities market system, or the Company becomes an investment company registered or required to be registered under the Investment Company Act of 1940, or (ii) a determination is made by counsel for the Company that such Purchase Price restrictions are not required in the circumstances under applicable federal or state securities laws.
          7.1.2 Consideration. The consideration for Common Stock acquired pursuant to the Restricted Award shall be paid either: (i) in cash at the time of purchase; or (ii) in any other form of legal consideration that may be acceptable to the Administrator in its discretion including, without limitation, a recourse promissory note, property or a Stock for

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Stock Exchange, or prior services that the Administrator determines have a value that is adequate consideration for the issuance of such Common Stock.
          7.1.3 Vesting. Shares of Common Stock acquired under the Restricted Award may, but need not, be subject to a Restricted Period that specifies a Right of Repurchase in favor of the Company in accordance with a vesting schedule to be determined by the Administrator, or forfeiture in the event the consideration was in the form of services. The Administrator in its discretion may provide for an acceleration of vesting in the terms of any Restricted Award, at any time, including in the event a Change in Control occurs. Following a termination of the Participant’s Service, unvested Stock that was granted to the Participant solely in consideration for prior services shall be forfeited. Unless a determination is made by counsel for the Company that Section 25102(o) of the California Corporations Code no longer requires or another exemption from qualification under the California Corporations Code applies which does not require, a Restricted Award granted to a Participant who is not an officer of the Company, a Director or a Consultant shall become vested at least as rapidly as 20% per year over the five-year period commencing on the date the Award is granted. If the Participant provided any consideration other than services for unvested Stock and for shares of vested Stock, the Company may repurchase the Participant’s Award as provided in Section 7.1.4 (the “Right of Repurchase”).
          7.1.4 Repurchase Price. Following a termination of the Participant’s Service, the Right of Repurchase shall be exercisable at a price equal to (i) the Fair Market Value of vested Stock, or (ii) the lower of Fair Market Value or the Purchase Price of unvested Stock. Any or all of the shares of Common Stock acquired by the Participant for consideration other than services which have not vested as of the date of termination under the terms of the Restricted Award shall be subject to the Right of Repurchase and upon repurchase the Participant shall have no rights with respect to the Award; provided, however, unless a determination is made by counsel for the Company that Section 25102(o) of the California Corporations Code no longer requires or another exemption from qualification under the California Corporations Code applies which does not require, with respect to a Participant who is not an officer of the Company, a Director or a Consultant, the right to repurchase stock at a price determined under Section 7.1.4(ii) hereof shall lapse at a rate of at least 20% per year over five years from the date the Award is granted.
          7.1.5 Duration of Offers. Unless otherwise provided in the Award Agreement, any right to acquire Stock under the Plan (other than a Stock Option) shall automatically expire if not exercised by the Participant within 15 days after the grant of such right was communicated to the Participant by the Company.
          7.1.6 Withholding Taxes. As a condition to the release of Stock from escrow and the lapse of the restrictions on transfer, the Participant shall make such arrangements as the Board may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such purchase.
          7.1.7 Transferability. Rights to acquire shares of Common Stock under the Restricted Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Award Agreement, as the Administrator shall determine in its discretion, so

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long as Stock awarded under the Restricted Award remains subject to the terms of the Award Agreement.
          7.1.8 Concurrent Tax Payment. The Administrator, in its sole discretion, may (but shall not be required to) provide for payment of a concurrent cash award in an amount equal, in whole or in part, to the estimated after tax amount required to satisfy applicable federal, state or local tax withholding obligations arising from the receipt and deemed vesting of restricted stock for which an election under Section 83(b) of the Code may be required.
          7.1.9 Lapse of Restrictions. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Administrator, the restrictions applicable to the Restricted Award shall lapse and a stock certificate for the number of shares of Stock with respect to which the restrictions have lapsed shall be delivered, free of any restrictions except those that may be imposed by law, the terms of the Plan or the terms of a Restricted Award, to the Participant or the Participant’s beneficiary or estate, as the case may be, unless such Restricted Award is subject to a deferral condition that complies with the 409A Award requirements that may be allowed or required by the Administrator in its sole discretion. The Company shall not be required to deliver any fractional share of Common Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share in cash to the Participant or the Participant’s beneficiary or estate, as the case may be. Unless otherwise subject to a deferral condition that complies with the 409A Award requirements, the Common Stock certificate shall be issued and delivered and the Participant shall be entitled to the beneficial ownership rights of such Common Stock not later than (i) the date that is 2 1/2 months after the end of the Participant’s taxable year for which the Restricted Period ends and the Participant has a legally binding right to such amounts; (ii) the date that is 2 1/2 months after the end of the Company’s taxable year for which the Restricted Period ends and the Participant has a legally binding right to such amounts, whichever is later; or (iii) such earlier date as may be necessary to avoid application of Code Section 409A to such Award.
     7.2 Performance Awards
          7.2.1 Nature of Performance Awards. A Performance Award is an Award entitling the recipient to acquire shares of Common Stock or hypothetical Common Stock units having a value equal to the Fair Market Value of an identical number of shares of Common Stock that will be settled in the form of shares of Common Stock upon the attainment of specified performance goals. The Administrator may make Performance Awards independent of or in connection with the granting of any other Award under the Plan. Performance Awards may be granted under the Plan to any Participant, including those who qualify for awards under other performance plans of the Company. The Administrator in its sole discretion shall determine whether and to whom Performance Awards shall be made, the performance goals applicable under each Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded shares; provided, however, that the Administrator may rely on the performance goals and other standards applicable to other performance plans of the Company in setting the standards for Performance Awards under the Plan. Performance goals shall be based on a pre-established objective formula or standard that specifies the manner of determining the number of shares under the Performance Award that will be granted or will vest if the performance goal is attained. Performance goals will be determined

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by the Administrator before the time 25% of the service period has elapsed and may be based on one or more business criteria that apply to a Participant, a business unit or the Company and its Affiliates. Such business criteria may include, by way of example and without limitation, revenue, earnings before interest, taxes, depreciation and amortization (EBITDA), gross or net sales, funds from operations, funds from operations per share, operating income, pre-tax or after-tax income, cash available for distribution, cash available for distribution per share, net earnings, earnings per share, return on equity, return on assets, return on capital, economic value added, share price performance, improvements in the Company’s attainment of expense levels, and implementing or completion of critical projects, or improvement in cash-flow (before or after tax) or the occurrence of a Change in Control. A performance goal may be measured over a performance period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. More than one performance goal may be incorporated in a performance objective, in which case achievement with respect to each performance goal may be assessed individually or in combination with each other. The Administrator may, in connection with the establishment of performance goals for a performance period, establish a matrix setting forth the relationship between performance on two or more performance goals and the amount of the Performance Award payable for that performance period. The level or levels of performance specified with respect to a performance goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the Administrator may determine. Performance goals shall be objective and, if the Company is required to be registered under Section 12 of the Exchange Act, shall otherwise meet the requirements of Section 162(m) of the Code. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants. A Performance Award to a Participant who is a Covered Employee shall (unless the Administrator determines otherwise) provide that in the event of the Participant’s termination of Service prior to the end of the performance period for any reason, such Award will be payable only (i) if the applicable performance objectives are achieved and (ii) to the extent, if any, the Administrator shall determine. Such objective performance goals are not required to be based on increases in specific business criteria, but may be based on maintaining the status quo or limiting economic losses.
          7.2.2 Restrictions on Transfer. Performance Awards and all rights with respect to such Performance Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.
          7.2.3 Rights as a Shareholder. A Participant receiving a Performance Award that is denominated in shares of Common Stock or hypothetical Common Stock units shall have the rights of a shareholder only as to shares actually received by the Participant under the Plan and not with respect to shares subject to the Award but not actually received by the Participant. A Participant shall be entitled to receive a stock certificate evidencing the acquisition of shares of Common Stock under a Performance Award only upon satisfaction of all conditions specified in the written instrument evidencing the Performance Award (or in a performance plan adopted by the Administrator). The Common Stock certificate shall be issued and delivered and the Participant shall be entitled to the beneficial ownership rights of such

23	Foothills Resources, Inc. 2007 Equity Incentive Plan

Common Stock not later than (i) the date that is 2 1/2 months after the end of the Participant’s taxable year for which the Administrator certifies that the Performance Award conditions have been satisfied and the Participant has a legally binding right to such amounts; (ii) the date that is 2 1/2 months after the end of the Company’s taxable year for which the Administrator certifies that the Performance Award conditions have been satisfied and the Participant has a legally binding right to such amounts, whichever is later; or (iii) such other date as may be necessary to avoid application of Section 409A to such Awards.
          7.2.4 Termination. Except as may otherwise be provided by the Administrator at any time, a Participant’s rights in all Performance Awards shall automatically terminate upon the Participant’s termination of Service with the Company and its Affiliates for any reason.
          7.2.5 Acceleration, Waiver, Etc. After the Listing Date, with respect to Participants who are not Covered Employees, at any time before the Participant’s termination of Continuous Service with the Company and its Affiliates, the Administrator may in its sole discretion accelerate, waive or, subject to Section 11, amend any or all of the goals, restrictions or conditions imposed under any Performance Award. The Administrator in its discretion may provide for an acceleration of vesting in the terms of any Performance Award at any time, including in the event a Change in Control occurs. With respect to a Covered Employee after the Listing Date, however, no amendment or waiver of the performance goal will be permitted and no acceleration will be permitted unless the performance goal has been attained and the award is discounted to reasonably reflect the time value of money attributable to such acceleration.
          7.2.6 Certification. Following the completion of each performance period, the Administrator shall certify in writing, in accordance with the requirements of Section 162(m) of the Code, whether the performance objectives and other material terms of a Performance Award have been achieved or met. Unless the Administrator determines otherwise, Performance Awards shall not be settled until the Administrator has made the certification specified under this Section 7.2.6.
     7.3 Stock Appreciation Rights
          7.3.1 General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or, provided the requirements of Section 7.3.2 are satisfied, in tandem with all or part of any Option granted under the Plan (“Related Rights”). In the case of a Nonstatutory Stock Option, Related Rights may be granted either at or after the time of the grant of such Option. In the case of an Incentive Stock Option, Related Rights may be granted only at the time of the grant of the Incentive Stock Option.
          7.3.2 Grant Requirements. A Stock Appreciation Right may only be granted if the Stock Appreciation Right: (i) does not provide for the deferral of compensation within the meaning of Section 409A of the Code; or (ii) satisfies the requirements of Section 7.3.9 and Section 8 hereof. A Stock Appreciation Right does not provide for a deferral of compensation if: (A) the value of the Common Stock the excess over which the right provides for payment upon exercise (the “SAR Exercise Price”) may never be less than the Fair Market Value of the underlying Common Stock on the date the right is granted, (B) the compensation payable under

24	Foothills Resources, Inc. 2007 Equity Incentive Plan

the Stock Appreciation Right can never be greater than the difference between the SAR Exercise Price and the Fair Market Value of the Common Stock on the date the Stock Appreciation Right is exercised, (C) the number of shares of Common Stock subject to the Stock Appreciation Right must be fixed on the Date of Grant of the Stock Appreciation Right, and (D) the right does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the right.
          7.3.3 Exercise and Payment. Upon exercise thereof, the holder of a Stock Appreciation Right shall be entitled to receive from the Company, an amount equal to the product of (i) the excess of the Fair Market Value, on the date of such written request, of one share of Common Stock over the SAR Exercise Price per share specified in such Stock Appreciation Right or its related Option, multiplied by (ii) the number of shares for which such Stock Appreciation Right shall be exercised. Payment with respect to the exercise of a Stock Appreciation Right that satisfies the requirements of Section 7.3.2(i) shall be paid on the date of exercise and made in shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Administrator in its sole discretion), valued at Fair Market Value on the date of exercise. Payment with respect to the exercise of a Stock Appreciation Right that does not satisfy the requirements of Section 7.3.2(i) shall be paid at the time specified in the Award in accordance with the provisions of Section 7.3.9 and Section 8. Payment may be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Administrator in its sole discretion), cash or a combination thereof, as determined by the Administrator.
          7.3.4 Exercise Price. The SAR Exercise Price of a Free Standing Stock Appreciation Right shall be determined by the Administrator, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Date of Grant of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same Exercise Price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the Exercise Price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Administrator determines that the requirements of Section 7.3.2(i) are satisfied.
          7.3.5 Reduction in the Underlying Option Shares. Upon any exercise of a Stock Appreciation Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right shall have been exercised. The number of shares of Common Stock for which a Stock Appreciation Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option shall have been exercised.
          7.3.6 Written Request. Unless otherwise determined by the Administrator in its sole discretion, Stock Appreciation Rights shall be settled in the form of Common Stock. If permitted in the Stock Appreciation Right’s Award Agreement, a Participant may request that any exercise of a Stock Appreciation Right be settled for cash, but a Participant shall not have

25	Foothills Resources, Inc. 2007 Equity Incentive Plan

any right to demand a cash settlement. A request for a cash settlement may be made only by a written request filed with the Corporate Secretary of the Company during the period beginning on the third business day following the date of release for publication by the Company of quarterly or annual summary statements of earnings and ending on the twelfth business day following such date. Within 30 days of the receipt by the Company of a written request to receive cash in full or partial settlement of a Stock Appreciation Right or to exercise such Stock Appreciation Right for cash, the Administrator shall, in its sole discretion, either consent to or disapprove, in whole or in part, such written request. A written request to receive cash in full or partial settlement of a Stock Appreciation Right or to exercise a Stock Appreciation Right for cash may provide that, in the event the Administrator shall disapprove such written request, such written request shall be deemed to be an exercise of such Stock Appreciation Right for shares of Common Stock.
          7.3.7 Disapproval by Administrator. If the Administrator disapproves in whole or in part any request by a Participant to receive cash in full or partial settlement of a Stock Appreciation Right or to exercise such Stock Appreciation Right for cash, such disapproval shall not affect such Participant’s right to exercise such Stock Appreciation Right at a later date, to the extent that such Stock Appreciation Right shall be otherwise exercisable, or to request a cash form of payment at a later date, provided that a request to receive cash upon such later exercise shall be subject to the approval of the Administrator. Additionally, such disapproval shall not affect such Participant’s right to exercise any related Option.
          7.3.8 Restrictions on Transfer. Stock Appreciation Rights and all rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.
          7.3.9 Additional Requirements under Section 409A. A Stock Appreciation Right that is not intended to or fails to satisfy the requirements of Section 7.3.2(i) shall satisfy the requirements of this Section 7.3.9 and the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code, in accordance with Section 8 hereof. The requirements herein shall apply in the event any Stock Appreciation Right under this Plan is granted with an SAR Exercise Price less than Fair Market Value of the Common Stock underlying the Award on the date the Stock Appreciation Right is granted (regardless of whether or not such SAR Exercise Price is intentionally or unintentionally priced at less than Fair Market Value, or is materially modified at a time when the Fair Market Value exceeds the SAR Exercise Price), or is otherwise determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. Any such Stock Appreciation Right may provide that it is exercisable at any time permitted under the governing written instrument, but such exercise shall be limited to fixing the measurement of the amount, if any, by which the Fair Market Value of a share of Common Stock on the date of exercise exceeds the SAR Exercise Price (the “SAR Amount”). However, once the Stock Appreciation Right is exercised, the SAR Amount may only be paid on the fixed time, payment schedule or other event specified in the governing written instrument or in Section 8.2 hereof.

26	Foothills Resources, Inc. 2007 Equity Incentive Plan

Section 8 Additional Conditions Applicable to Nonqualified Deferred Compensation under Section 409A of the Code
     8.1 General. In the event any Stock Option or Stock Appreciation Right under this Plan is granted with an Exercise Price less than Fair Market Value of the Stock subject to such Award on the Date of Grant (regardless of whether or not such Exercise Price is intentionally or unintentionally priced at less than Fair Market Value, or such Award is materially modified and deemed a new Award at a time when the Fair Market Value exceeds the Exercise Price), or any Award is otherwise determined to constitute a 409A Award, the following additional conditions shall apply and shall supersede any contrary provisions of this Plan or the terms of any 409A Award agreement.
     8.2 Exercise and Distribution. Notwithstanding any vesting or exercise provisions to the contrary, no 409A Award shall be exercisable or distributable earlier than upon one of the following:
          8.2.1 Specified Time. A specified time or a fixed schedule set forth in the written instrument evidencing the 409A Award, but not later than after the expiration of 10 years from the Date of Grant. If the written grant instrument does not specify a fixed time or schedule, such time shall be the date that is the fifth anniversary of the Date of Grant.
          8.2.2 Separation from Service. Separation from service (within the meaning of Section 409A of the Code) by the 409A Award recipient; provided, however, if the 409A Award recipient is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, distribution in the form of a transfer of Common Stock or cash resulting from the exercise of an Award under this Section 8.2.2 may not be made before the date which is six months after the date of separation from service. Nothing herein shall be deemed to extend the date that an Award would otherwise expire under the terms of the Award Agreement and this Plan.
          8.2.3 Death. The date of death of the 409A Award recipient.
          8.2.4 Disability. The date the 409A Award recipient becomes disabled (within the meaning of Section 8.5.2 hereof).
          8.2.5 Unforeseeable Emergency. The occurrence of an unforeseeable emergency (within the meaning of Section 8.5.3 hereof), but only if the net value (after payment of the Exercise Price) of the number of shares of Common Stock that become issuable does not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the exercise, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s other assets (to the extent such liquidation would not itself cause severe financial hardship).
          8.2.6 Change in Control Event. The occurrence of a Change in Control Event (within the meaning of Section 8.5.1 hereof), including the Company’s discretionary exercise of the right to accelerate vesting of such Award upon a Change in Control Event or to

27	Foothills Resources, Inc. 2007 Equity Incentive Plan

terminate the Plan or any 409A Award granted hereunder within 12 months of the Change in Control Event.
     8.3 Term. Notwithstanding anything to the contrary in this Plan or the terms of any 409A Award agreement, the term of any 409A Award shall expire and such Award shall no longer be exercisable on the date that is the later of: (a) 2 1/2 months after the end of the Company’s taxable year in which the 409A Award first becomes exercisable or distributable pursuant to Section 8 hereof and is not subject to a substantial risk of forfeiture; or (b) 2 1/2 months after the end of the 409A Award recipient’s taxable year in which the 409A Award first becomes exercisable or distributable pursuant to Section 8 hereof and is not subject to a substantial risk of forfeiture, but not later than the earlier of (i) the expiration of 10 years from the date the 409A Award was granted, or (ii) the term specified in the 409A Award agreement.
     8.4 No Acceleration. A 409A Award may not be accelerated or exercised prior to the time specified in Section 8 hereof, except in the case of one of the following events:
          8.4.1 Domestic Relations Order. The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the Participant as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).
          8.4.2 Conflicts of Interest. The 409A Award may permit the acceleration of the exercise or distribution time or schedule as may be necessary to comply with the terms of a certificate of divestiture (as defined in Section 1043(b)(2) of the Code).
          8.4.3 Change in Control Event. The Administrator may exercise the discretionary right to accelerate the vesting of such 409A Award upon a Change in Control Event or to terminate the Plan or any 409A Award granted thereunder within 12 months of the Change in Control Event and cancel the 409A Award for compensation. In addition, the Administrator may exercise the discretionary right to accelerate the vesting of such 409A Award provided that such acceleration does not change the time or schedule of payment of such Award and otherwise satisfies the requirements of this Section 8 and the requirements of Section 409A of the Code.
     8.5 Definitions. Solely for purposes of this Section 8 and not for other purposes of the Plan, the following terms shall be defined as set forth below:
          8.5.1 “Change in Control Event” means the occurrence of a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in Treasury Regulations § 1.409A-3(h)(5). For example, a Change in Control Event will occur if:
     (i) a person or more than one person acting as a group:
     (A) acquires ownership of stock that brings such person’s or group’s total ownership in excess of 50% of the outstanding stock of the Company; or

28	Foothills Resources, Inc. 2007 Equity Incentive Plan

     (B) acquires ownership of 30% or more of the total voting power of the Company within a 12 month period; or
          (ii) acquires ownership of assets from the Company equal to 40% or more of the total value of the Company within a 12 month period.
          8.5.2 “Disabled” means a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees.
          8.5.3 “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.
Section 9 Covenants of the Company
     9.1 Availability of Shares. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.
     9.2 Securities Law Compliance. Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies shall have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant shall have executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Administrator may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.
     9.3 Use of Proceeds from Stock. Proceeds from the sale of Common Stock pursuant to Awards shall constitute general funds of the Company.

29	Foothills Resources, Inc. 2007 Equity Incentive Plan

Section 10 Adjustments; Market Stand-Off; Other Restrictions
     10.1 Effect of Certain Changes
          10.1.1 Capitalization Adjustments. If any change is made in the Common Stock subject to the Plan, or subject to or underlying any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), then (a) the aggregate number of shares of Stock or class of shares which may be issued pursuant to Awards; (b) the aggregate number of shares of Stock or class of shares which may be purchased pursuant to Incentive Stock Options granted hereunder; (c) the maximum number of shares of Stock with respect to which Stock Options may be granted to any single Employee during any calendar year; (d) the number or class of shares of Stock covered by each outstanding Award; and (e) the Exercise Price or Purchase Price of each outstanding Award shall be proportionately adjusted by the Administrator to reflect any increase or decrease in the number of issued and outstanding shares of Stock or change in the Fair Market Value of such Stock resulting from such transaction; provided, however, that any fractional shares resulting from the adjustment shall be eliminated. The Administrator shall make such adjustments in a manner intended to provide an appropriate adjustment that neither increases nor decreases the value of such Award as in effect immediately before such transaction, and its determination shall be binding and conclusive. The conversion of any securities of the Company that are by their terms convertible shall not be treated as a transaction “without receipt of consideration” by the Company.
          10.1.2 Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Awards shall terminate immediately prior to such event.
          10.1.3 Change in Control—Asset Sale, Merger, Consolidation or Reverse Merger. In the event of a Change in Control, a dissolution or liquidation of the Company, or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale, in one or a series of related transactions, of all or substantially all of the assets of the Company; a merger or consolidation in which the Company is not the Surviving Entity; or a reverse merger in which the Company is the Surviving Entity, but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then the Company, to the extent permitted by applicable law, but otherwise in the sole discretion of the Administrator may provide for: (a) the continuation of outstanding Awards by the Company (if the Company is the Surviving Entity); (b) the assumption of the Plan and such outstanding Awards by the Surviving Entity or its parent; (c) the substitution by the Surviving Entity or its parent of Awards with substantially the same terms (including an award to acquire the same consideration paid to the shareholders in the transaction described in this Section 10.1.3) for such outstanding Awards and, if appropriate, subject to the equitable adjustment provisions of Section 10.1.1 hereof; (d) the cancellation of such outstanding Awards in consideration for a payment (in the form of stock or cash) equal in value to the Fair Market Value of vested Awards, or in the case of an Option, the difference between the Fair Market Value and the Exercise Price for all shares of Common Stock subject to exercise (i.e., to the extent vested) under any outstanding Option; or (e) the

30	Foothills Resources, Inc. 2007 Equity Incentive Plan

cancellation of such outstanding Awards without payment of any consideration. If such Awards would be canceled without consideration for vested Awards, the Participant shall have the right, exercisable during the later of the 10-day period ending on the fifth day prior to such merger or consolidation or 10 days after the Administrator provides the Award holder a notice of cancellation, to exercise such Awards in whole or in part without regard to any installment exercise provisions in the Award Agreement.
          10.1.4 Par Value Changes. In the event of a change in the Stock of the Company as presently constituted which is limited to a change of all of its authorized shares with par value, into the same number of shares without par value, or a change in the par value, the shares resulting from any such change shall be “Stock” within the meaning of the Plan.
     10.2 Decision of Administrator Final. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive; provided, however, that each Incentive Stock Option granted pursuant to the Plan shall not be adjusted in a manner that causes such Stock Option to fail to continue to qualify as an Incentive Stock Option without the prior consent of the Optionholder.
     10.3 No Other Rights. Except as hereinbefore expressly provided in this Section 10, no Participant shall have any rights by reason of any subdivision or consolidation of shares of Company stock or the payment of any dividend or any other increase or decrease in the number of shares of Company stock of any class or by reason of any of the events described in Section 10.1, above, or any other issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class; and, except as provided in this Section 10 none of the foregoing events shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock subject to Awards. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets.
     10.4 Market Stand-Off. Each Award Agreement shall provide that, in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, including the Company’s initial public offering, the Participant shall agree not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the repurchase of, transfer the economic consequences of ownership or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any Stock without the prior written consent of the Company or its underwriters, for such period of time from and after the effective date of such registration statement as may be requested by the Company or such underwriters (the “Market Stand-Off”). In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the shares of Stock acquired under this Plan until the end of the applicable stand-off period. If there is any change in the number of outstanding shares of Stock by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, dissolution or liquidation of the Company, any corporate separation or division (including, but not limited to, a split-up, a split-off or a spin-off), a merger

31	Foothills Resources, Inc. 2007 Equity Incentive Plan

or consolidation; a reverse merger or similar transaction, then any new, substituted or additional securities which are by reason of such transaction distributed with respect to any shares of Stock subject to the Market Stand-Off, or into which such shares of Stock thereby become convertible, shall immediately be subject to the Market Stand-Off.
     10.5 Suspension or Termination of Awards. If the Company or the Committee has reason to believe that a Participant has engaged in Detrimental Activity or has committed an act that would entitle the Company to terminate such Participant’s Service for Cause, the Committee shall be entitled (but without prejudice to its right subsequently to terminate such Service on the same or any other ground) to suspend the Participant’s rights under any then outstanding Award for so long as it is reasonably necessary to enable an investigation to be undertaken. Unless the Award Agreement specifically states otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Awards at any time if it determines that the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, if the Participant engages in any Detrimental Activity or commits an act that would entitle the Company to terminate such Participant’s Service for Cause or if the Participant’s Service is terminated for Cause (recognizing that the Participant’s employment is and remains at-will and that no Cause is required for the Company to terminate any Participant’s employment). Upon exercise, payment or delivery pursuant to an Award, the Participant shall certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan, and has not engaged in and will not engage in any Detrimental Activity or act that would entitle the Company to terminate such Participant’s Service for Cause. In the event a participant fails to comply with such certification prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award, such exercise, payment or delivery may be rescinded within two years thereafter. In the event of any such rescission, the participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.
     10.6 Transfer of Stock Acquired Under Plan. Notwithstanding anything to the contrary herein, a Participant may not transfer Stock acquired under this Plan within six months after the purchase of such Stock (the “Six Months Holding Period”) without the written consent of the Administrator, other than to a Permitted Transferee, if the Stock is not readily tradable on an established securities market.
     10.7 First Refusal Right. Each Award Agreement may provide that the Company shall have a right of first refusal (the “First Refusal Right”). The First Refusal Right may be exercisable in connection with any proposed sale, hypothecation or other disposition of Stock with respect to which the Six Months Holding Period has expired, if purchased by the Participant pursuant to an Award Agreement. If the holder of such Stock desires to accept a bona fide third-party offer to purchase any or all of such Stock, the Stock shall first be offered to the Company upon the same terms and conditions as are set forth in the bona fide offer.

32	Foothills Resources, Inc. 2007 Equity Incentive Plan

Section 11 Amendment and Termination of the Plan and Awards
     11.1 Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 10.1 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any applicable law or the listing requirements of any securities exchange or any recognized securities market system. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.
     11.2 Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.
     11.3 Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Eligible Persons with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code, or to bring the Plan and Awards granted thereunder into compliance therewith. Notwithstanding the foregoing, the Company makes no representation or warranty and the Company shall have no liability to any Participant or any other person if any provision of this Plan or any Award is determined not to comply with the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options, the provisions of Section 409A of the Code or the provisions of Section 8 of the Plan.
     11.4 No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing. However, a cancellation of an Award where the Participant receives a payment equal in value to the Fair Market Value of the vested Award or, in the case of vested Options, the difference between the Fair Market Value and the Exercise Price, shall not be an impairment of the Participant’s rights that requires consent of the Participant.
     11.5 Amendment of Awards. The Administrator at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Administrator may not effect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing. For the avoidance of doubt, the cancellation of a vested Award where the Participant receives a payment equal in value to the Fair Market Value of the vested Award or, in the case of vested Options, the difference between the Fair Market Value of the Common Stock underlying the Option and the aggregate Exercise Price, shall not be an impairment of the Participant’s rights that requires consent of the Participant.

33	Foothills Resources, Inc. 2007 Equity Incentive Plan

Section 12 General Provisions
     12.1 General Restrictions
          12.1.1 No View to Distribute. The Administrator may require each person acquiring shares of Stock pursuant to the Plan to represent to and agree with the Company in writing that such person is acquiring the shares without a view towards distribution thereof. The certificates for such shares may include any legend that the Administrator deems appropriate to reflect any restrictions on transfer.
          12.1.2 Legends. All certificates for shares of Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed and any applicable federal or state securities laws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
          12.1.3 No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause, (b) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (c) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
          12.1.4 No Rights as Shareholder. Except as specifically provided in this Plan, a Participant or a transferee of an Award shall have no rights as a shareholder with respect to any shares covered by the Award until the date of the issuance of a Stock certificate to him or her for such shares, and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Stock certificate is issued, except as provided in Section 10.1, hereof.
          12.1.5 Share Escrow. The Company, in the Administrator’s discretion, may hold shares of unvested Common Stock issued under the Plan in escrow until the Participant’s interest in such shares vests.
     12.2 Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
     12.3 Transfer, Approved Leave of Absence. For purposes of the Plan, no termination of Service by an Employee shall be deemed to result from either:

34	Foothills Resources, Inc. 2007 Equity Incentive Plan

          12.3.1 a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or
          12.3.2 an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.
     12.4 Disqualifying Dispositions. Any Participant who makes a “disposition” (as defined in Section 424 of the Code) of all or any portion of the Stock acquired by exercise of an Incentive Stock Option within two years from the Date of Grant of such Incentive Stock Option or within one year after the issuance of the shares of Stock acquired upon exercise of such Incentive Stock Option shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Stock.
     12.5 Acceleration of Exercisability and Vesting. The Administrator shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.
     12.6 Regulatory Matters. Each Award Agreement shall provide that no shares shall be purchased or sold thereunder unless and until:
          12.6.1 any then applicable requirements of state or federal laws and regulatory agencies shall have been fully complied with to the satisfaction of the Company and its counsel: and
          12.6.2 if required to do so by the Company, the Optionholder or Offeree shall have executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Board or Committee may require. The Company may require a Participant, as a condition of exercising or acquiring Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares of Stock upon the exercise or acquisition of Stock under the Award has been registered under a then currently effective registration statement under the Securities Act or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such

35	Foothills Resources, Inc. 2007 Equity Incentive Plan

counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Stock.
     12.7 Recapitalizations. Each Award Agreement shall contain provisions required to reflect the provisions of Section 10.1.
     12.8 Delivery. Upon exercise of an Award granted under this Plan, the Company shall issue Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory obligations the Company may otherwise have, for purposes of this Plan, thirty days shall be considered a reasonable period of time.
     12.9 Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Administrator, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Stock from the shares of Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Stock under the Award, provided, however, that no shares of Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; (c) delivering to the Company previously owned and unencumbered shares of Stock of the Company or (d) by execution of a recourse promissory note by a Participant who is not a Director or executive officer. Unless otherwise provided in the terms of an Option Agreement, payment of the tax withholding by a Participant who is an Officer, Director or other “insider” subject to Section 16(b) of the Exchange Act by delivering previously owned and unencumbered shares of Stock of the Company or in the form of share withholding is subject to pre-approval by the Administrator, in its sole discretion. Any such pre-approval shall be documented in a manner that complies with the specificity requirements of Rule 16b-3, including the name of the Participant involved in the transaction, the nature of the transaction, the number of shares to be acquired or disposed of by the Participant and the material terms of the Award involved in the transaction.
     12.10 Awards Subject to Foreign Laws. An Award that will be subject to taxation or other laws of any foreign jurisdiction may be granted on such terms and conditions as the Administrator determines are necessary or appropriate to comply with the laws of the applicable jurisdiction.
     12.11 Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of the Awards, as the Administrator may deem advisable.
Section 13 Information to Participants
     To the extent necessary to comply with the laws of California or any other state, the Company each year shall furnish to Participants its balance sheet and income statement unless such Participants are limited to key Employees whose duties with the Company assure them access to equivalent information.

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Section 14 Shareholders Agreement
     As a condition to the transfer of Stock pursuant to an Award granted under this Plan, the Administrator, in its sole and absolute discretion, may require the Participant to execute and become a party to any agreement by and among the Company and any of its shareholders which exists on or after the Date of Grant (the “Shareholders Agreement”). If the Participant becomes a party to a Shareholders Agreement, in addition to the terms of this Plan and the Award Agreement pursuant to which the Stock is transferred, the terms and conditions of Shareholders Agreement shall govern Participant’s rights in and to the Stock; and if there is any conflict between the provisions of the Shareholders Agreement and this Plan or any conflict between the provisions of the Shareholders Agreement and the Award Agreement pursuant to which the Stock is transferred, the provisions of the Shareholders Agreement shall be controlling. Notwithstanding anything to the contrary in this Section 14, if the Shareholders Agreement contains any provisions which would violate Section 25102(o) of the California Corporations Code if applied to the Participant, the terms of this Plan and the Award Agreement pursuant to which the Stock is transferred shall govern the Participant’s rights with respect to such provisions.
Section 15 Effective Date of Plan
     The Plan is effective as of the Effective Date, the date of adoption by the Board. The adoption of the Plan is subject to approval by the Company’s shareholders, which approval must be obtained within 12 months from the date the Board adopted the Plan. If the shareholders fail to approve the Plan within 12 months after its adoption by the Board, any grants of Options or sales or awards of shares of Common Stock that have already occurred under the Plan shall be rescinded, and no additional grants, sales or awards shall be made thereafter under the Plan.
Section 16 Term of Plan
     The Plan shall terminate automatically on the day before the 10th anniversary of the Effective Date. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Plan may be terminated on any earlier date pursuant to Section 11 hereof.
Section 17 Unfunded Plan
     Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under the Plan, any such accounts shall be used merely as a bookkeeping convenience and the Company shall not be required to segregate any assets on account of Awards granted hereunder, nor shall the Company or the Administrator be deemed a trustee of Stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely on any contractual obligations that may be created by the Plan, and no such obligation of the Company shall be deemed secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

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Section 18 Choice of Law
     The laws of the State of Nevada shall govern all questions concerning the construction, validity and interpretation of this Plan and Awards hereunder, without regard to such state’s conflict of law rules.
[Signature on following page]

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[Continued From Prior Page]
Section 19 Execution
     IN WITNESS WHEREOF, upon authorization of the Board of Directors, the undersigned has executed the Foothills Resources, Inc. 2007 Equity Incentive Plan this 30th day of May, 2007.

FOOTHILLS RESOURCES, INC.
By:	/s/ Dennis B. Tower
Its: Chief Executive Officer

39	Foothills Resources, Inc. 2007 Equity Incentive Plan